UNITED STATES
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WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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CBRL Group, Inc.
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[CBRL GROUP, INC. LOGO]

Dear Shareholder:

We have enclosed with this letter the Proxy Statement for our 2006 Annual Meeting of Shareholders and our 2006 Annual Report. We hope you find them interesting and useful in understanding your company.

This year’s Annual Meeting will be held on Tuesday, November 28, 2006, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend.

At this year’s meeting, you will have an opportunity to vote on the election of 11 directors and approve the selection of Deloitte & Touche LLP as CBRL’s independent registered public accounting firm. We will discuss CBRL and its performance during the past fiscal year, particularly commenting on the results of business operations of our Cracker Barrel Old Country Store® and Logan’s Roadhouse® restaurants as well as the strategic initiatives that we implemented during 2006. Representatives from Deloitte & Touche LLP also will be available at the meeting, and, following our report, we will try to answer your appropriate questions as well as we can.

Your interest in CBRL and your vote are very important to us, so please review the Proxy Statement and our Annual Report in detail and return your proxy card as soon as possible. We want your vote to be represented at the Annual Meeting. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you, and please have a safe trip.

                   Sincerely,

                                                 /s/ Michael A. Woodhouse
                   Michael A. Woodhouse
October 27, 2006                                                                                                Chairman, President and Chief Executive Officer

 [CBRL GROUP, INC. LOGO]

305 Hartmann Drive
Lebanon, Tennessee 37087

Notice of Annual Meeting of Shareholders

DATE:	Tuesday, November 28, 2006
TIME:	10:00 a.m. Central Time
PLACE:	305 Hartmann Drive Lebanon, Tennessee 37087
ITEMS OF BUSINESS:	1) to elect 11 directors;
2) to approve the selection of Deloitte & Touche LLP as our
independent registered public accounting firm for the 2007
fiscal year; and
3) to conduct other business properly brought before the meeting.

WHO MAY VOTE:	You may vote if you were a shareholder of record on
September 29, 2006.

DATE OF MAILING:	This Proxy Statement and the form of proxy are first being mailed to shareholders on or about October 27, 2006.

By Order of the Board of Directors,

/s/ N.B. Forrest Shoaf
N.B. Forrest Shoaf
Secretary

Lebanon, Tennessee
October 27, 2006

TABLE OF CONTENTS

GENERAL INFORMATION	1
VOTING MATTERS	3
PROPOSAL 1: ELECTION OF DIRECTORS	6
BOARD OF DIRECTORS AND COMMITTEES	12
EXECUTIVE COMPENSATION	16
Summary Compensation Table	16
Option Grants In Last Fiscal Year	18
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values	18
Equity Compensation Plan Information	19
Do any named executive officers have employment agreements?	20
What are the terms of Mr. Woodhouse's employment agreement?	20
Who negotiated the terms of Mr. Woodhouse's employment agreement?	21
Does CBRL have any other agreements with its named executive officers?	22
What are the material terms of the change in control agreements?	22
Has the Board adopted a code of ethics for senior financial officers?	22
Compensation Committee Interlocks and Insider Participation	22

COMPENSATION AND STOCK OPTION COMMITTEE REPORT	23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
AUDIT COMMITTEE REPORT	29
CERTAIN TRANSACTIONS	31
SHAREHOLDER RETURN PERFORMANCE GRAPH	32
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
PROPOSAL 2: APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
FEES PAID TO AUDITORS	36
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING	37
SHAREHOLDER COMMUNICATIONS	37
ANNUAL REPORT AND FINANCIAL INFORMATION	37
OTHER BUSINESS	38
AUDIT COMMITTEE CHARTER	A-1
FORM OF PROXY CARD	B-1

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of CBRL Group, Inc. being sent in connection with our Annual Meeting of Shareholders to be held on Tuesday, November 28, 2006.  A form of proxy card accompanies this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively. We will refer to your company throughout as “we,” “us,” the “Company” or “CBRL.”

Is there any other information that I should be receiving?

Yes. Along with your Proxy Statement, you should receive a copy of our 2006 Annual Report, which contains financial and other information about the Company and our most recently completed fiscal year, which ended July 28, 2006. References in this document to a year (e.g., 2006), unless the context clearly requires otherwise, shall mean and be deemed a reference to the Company’s fiscal year that ended on the Friday closest to July 31 of that year.

Why am I receiving a proxy statement?

We are sending this Proxy Statement and the form of proxy card to you to solicit your proxy (i.e., your permission) to vote your shares of CBRL stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our shareholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our shareholders. United States federal securities laws require us to send you this Proxy Statement and specify the information contained in it.

Who is paying the costs of the proxy statement and the solicitation of my proxy?

CBRL will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, and all costs of any proxy solicitor we employ.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors. In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, facsimile or other means of communication. Our officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

We also retain Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of our investor relations and other shareholder communications issues. Corporate Communications, Inc. receives a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses. As part of its duties, Corporate Communications, Inc. assists us in the general solicitation of proxies.

We may also employ a professional proxy solicitation service, and we will pay all costs of that solicitor.

We will employ Computershare Trust Company of New York to receive and tabulate the proxies, and independent inspectors of election will certify the results.

What is CBRL Group, Inc.?

We currently are the parent of two wholly-owned subsidiaries, Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”) and Logan’s Roadhouse, Inc. (“Logan’s”). As a part of our 2006 strategic initiatives, we plan to sell Logan’s, however, and we expect that to occur before December 31, 2006. Each of these companies is a Tennessee corporation. Through Cracker Barrel, we also own a number of related operating companies.

Where is CBRL Group, Inc. located?

Our corporate headquarters are located at 106 Castle Heights Avenue North, Lebanon, Tennessee 37087. We conduct our business from there, from Cracker Barrel’s offices located at 305 Hartmann Drive, Lebanon, Tennessee 37087 and from Logan’s offices located at 3011 Armory Drive, Suite 300, Nashville, Tennessee 37204. Our telephone number is 615.443.9869.

Where is CBRL Group, Inc. common stock traded?

Our common stock is traded and quoted on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “CBRL.”

VOTING MATTERS

What am I voting on?

  You will be voting on the following:

•	the election of 11 directors;
•	the approval of the appointment of our independent registered public accounting firm, Deloitte & Touche LLP; and
•	any other matter properly brought before the Annual Meeting.

Who is entitled to vote?

  You may vote if you owned shares of CBRL common stock at the close of business on September 29, 2006. Each share of stock is entitled to one vote.  As of September 29, 2006, there were 30,976,505 shares of CBRL common stock outstanding.

How do I vote?

  In addition to voting in person at the meeting, you may vote by:

•	completing, signing and returning the enclosed proxy card in the postage-paid envelope;

•	using the telephone (within the United States and Canada) by calling 1.800.652.8683; or

•	using the Internet by visiting the following website: www.computershare.com/expressvote.

Please follow the directions on your proxy card carefully. In order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card or by using the telephone or Internet, even if you plan to be present at the Annual Meeting.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: “FOR” all nominees in the election of directors and “FOR” approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at CBRL Group, Inc., P.O. Box 787, Lebanon, Tennessee 37088-0787 at or before the Annual Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting;

•	re-vote by using the telephone and calling 1.800.652.8683;

•	re-vote by using the Internet and visiting the following website: www.computershare.com/expressvote; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

What does it mean if I receive more than one proxy statement or proxy card?

The receipt of multiple proxy statements or proxy cards means that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company of New York, which may be contacted at 1.800.569.3476.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares; however, the broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may vote the shares with respect to “discretionary” items, (i.e., routine matters such as uncontested elections of directors and appointment of the independent registered public accounting firm), but the broker may not vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, shares for which the owner has not given voting instructions will be treated as “broker non-votes.” To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast or entitled to vote with respect to a proposal.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A quorum exists if the holders of a majority of the 30,976,505 shares of CBRL common stock outstanding on September 29, 2006 are present at the meeting, in person or by proxy.

How many votes are needed to elect directors and approve other matters?

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

Except for the election of directors, each proposal submitted to the shareholders at the Annual Meeting will be approved if the number of votes cast for the proposal exceeds the number of votes cast against it.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	to allow the independent inspectors of election to certify the results;

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1: ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board. The Board of Directors currently has fixed the size of the Board at eleven. All current directors are standing for re-election. All directors are elected annually by our shareholders.

Who are the nominees this year?

The nominees for the Board of Directors consist of our eleven current directors. These nominees are:  James D. Carreker, Robert V. Dale, Richard J. Dobkin, Robert C. Hilton, Charles E. Jones, Jr., B. F. “Jack” Lowery, Martha M. Mitchell, Erik Vonk, Andrea M. Weiss, Jimmie D. White and Michael A. Woodhouse. If elected, each nominee would hold office until the 2007 Annual Meeting of Shareholders and until his or her successor is elected and qualified.

What are the backgrounds of this year’s nominees?

Name, Age, Position with CBRL	First Became a Director	Business Experience During Past Five Years

James D. Carreker, 59 Director	2002
Founder and owner, JDC Holdings, Inc., a private equity and investment firm, Dallas, TX, since October 2000; Chairman of The Bombay Company, Inc., a home-furnishing retail chain, Fort Worth, TX, from December 2002 to June 2006 and CEO from June 2003 to June 2006; Chairman and CEO, Wyndham Hotels, a hotel and resort operator and developer, Dallas, TX, from 1995 to October 2000, and President and CEO from 1988 to 1995; President and CEO, Trammell Crow Company, Dallas, TX, in 1993-1994; Director, Carreker Corporation since 1984.

Robert V. Dale, 69 Director	1986	Retired; President, Windy Hill Pet Food Company, Nashville, TN, from March 1995 until its sale in July 1998; Partner in PFB Partnership, Nashville, TN, from August 1994 to March 1995; President of

Name, Age, Position with CBRL	First Became a Director	Business Experience During Past Five Years

		Martha White Foods, Inc., Nashville, TN, from October 1985 to August 1994; Director, Genesco, Inc. since June 2000. Mr. Dale serves as our Lead Independent Director.

Richard J. Dobkin, 61 Director	2005	Retired; Managing Partner of the Tampa, FL office of Ernst & Young, LLP, an independent registered public accounting firm, from 1987 until June 2005.

Robert C. Hilton, 69 Director	1981	President, Autumn Capital, an investment firm, Nashville, TN, since August 1999; Chairman, President and CEO, Home Technology Healthcare, Inc., Nashville, TN, from October 1991 to August 1999.

Charles E. Jones, Jr., 61 Director	1981	President, Corporate Communications, Inc., an investor/shareholder communications and public relations firm, Nashville, TN.

B. F. “Jack” Lowery, 69 Director	1971	Attorney; Chairman and CEO, LoJac Companies, Inc., an asphalt manufacturing, paving, highway construction, building materials supplier and contractor, Lebanon, TN.

Martha M. Mitchell, 66 Director	1993	Retired; Senior Partner and Senior Vice President Fleishman-Hillard, Inc., an international communications consulting and public relations firm, St. Louis, MO, from January 1987 until July 2005.

Erik Vonk, 53 Director	2005
Chairman and CEO, Gevity HR, Inc., a human resource company, Bradenton, FL, since April 2002; Retired from June 2001 to April 2002; President and CEO, Randstad North America, Inc., an international staffing company, Atlanta, GA, from June 1992 to February 2001; Director, Danka Business Systems, PLC since January 2004.

Name, Age, Position With CBRL	First Became a Director	Business Experience During Past Five Years

Andrea M. Weiss, 51 Director	2003
President and CEO of Retail Consulting, Inc., a retail consulting firm, since October 2002; Chairman of Cortefiel Group, SA, a European textile distributor, since August 2006; President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002; Executive Vice President and Chief Store Officer of The Limited, Inc. and Intimate Brands, Inc., units of Limited Brands, Inc., a women’s retailer, from May 1998 to February 2001; Director, Tabi International, Inc. since 2004; Director, eDiets.com, Inc. since July 2004; Director GSI Commerce Inc. since August 2006.

Jimmie D. White, 65 Director	1993	Retired; Senior Vice President - Finance and CFO of Cracker Barrel Old Country Store, Inc., the predecessor to CBRL, from 1985 to December 1995.

Michael A. Woodhouse, 61 Director, Chairman of the Board, President and Chief Executive Officer	1999
Chairman of the Board since November 23, 2004 and President and CEO of CBRL since August 4, 2001; President and COO of CBRL from July 2000 through August 3, 2001; Executive Vice President and COO of CBRL from July 1999 to July 2000; Senior Vice President and CFO of CBRL from January 1999 to July 1999; Senior Vice President Finance and CFO of Cracker Barrel Old Country Store, Inc., from December 1995 to December 1998.

What if a nominee is unwilling or unable to serve?

If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.

Are there any family relationships between any of the nominees?

There are no family relationships between any of the nominees or executive officers.

Are the members of our Board “independent”?

A majority of our Board members are “independent” in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at cbrlgroup.com.

Are the members of our Board required to attend the annual shareholder meetings?

Our Board has adopted a policy that requires all directors to attend the annual shareholder meetings unless attendance is not feasible owing to unavoidable circumstances. All Board members who were members at that time attended our 2005 Annual Meeting of Shareholders.

How are directors nominated?

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying and recommending to the Board all persons to be nominated to serve as a director of CBRL. The committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under “Can shareholders recommend nominees for directors?”. The committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates. Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the committee’s recommendation.

How are nominees identified?

All director nominees are current directors who are standing for re-election. Generally, when there is a vacancy to be filled on the Board of Directors, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy. That search firm reports directly to the committee. The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate’s qualifications, experience and independence and conveying the information to the committee.

How are nominees evaluated; what are the minimum qualifications?

The Nominating and Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We endeavor to have a Board representing diverse experience at policy-making levels in business, marketing, finance and other areas that are relevant to our business. The committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders. A majority of the Board must consist of independent directors (as defined by Nasdaq’s listing standards and our Corporate Governance Guidelines). No person who has reached the age of 70 is eligible for appointment, election or re-election as a director unless that ineligibility is waived by a majority of the remaining members of the Board.

The committee assesses a candidate’s independence, background and experience, as well as the current Board skill needs and diversity. With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties: integrity and accountability, informed judgment, financial literacy, cooperative behavior, record of achievement, loyalty, and ability to consult and advise.

Can shareholders recommend nominees for directors?

Shareholders can recommend nominees for directors. If a shareholder wishes to recommend a candidate for director, the shareholder must provide notice in writing to the Chair of the Nominating and Corporate Governance Committee, CBRL Group, Inc., c/o Corporate Secretary, P. O. Box 787, Lebanon, TN, 37088-0787. For consideration at the 2007 Annual Meeting, the notice must be received by June 29, 2007. The notice must provide the following information for each proposed nominee who is not an incumbent director that the shareholder wishes to nominate:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the number of shares of common stock that are owned beneficially or of record by the person; and

•
  any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and
  related rules and regulations.

The notice must also provide the following information about the shareholder giving the notice:

•	the name and record address of the shareholder;

•	the number of shares of common stock that are owned beneficially or of record by the shareholder;

•
  a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

•
  any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules and regulations.

The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.  No director candidates were recommended by our shareholders for election at the 2006 Annual Meeting.

What does the Board of Directors recommend?

Our Board of Directors recommends that you vote FOR the election of these nominees.

BOARD OF DIRECTORS AND COMMITTEES

How are directors compensated?

During 2006, each outside director was paid an annual retainer of $45,000, other than our lead independent director who was paid an annual retainer of $75,000. Each outside director also was paid a director’s fee of $1,500 for each committee meeting attended, other than the Audit Committee and the Compensation and Stock Option Committee members who were paid $2,000 for each committee meeting attended. The chair of each committee, other than the Audit Committee and the Compensation and Stock Option Committee, was paid an additional annual retainer of $8,000, while the chair of the Audit Committee was paid an additional annual retainer of $18,000 and the chair of the Compensation and Stock Option Committee was paid an additional annual retainer of $13,000. We reimburse all non-employee directors for out-of-pocket expenses incurred in connection with attendance at meetings. Directors who also are employees of CBRL are not paid director’s fees or a retainer.

Directors also are offered the option to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows a participant to defer a percentage or sum of his or her compensation and earn interest on that deferred compensation at a rate equal to the 10-year Treasury bill rate (as in effect at the beginning of each calendar quarter) plus 1.5%.

Pursuant to our CBRL 2002 Omnibus Incentive Compensation Plan, as amended (the “Omnibus Plan”), as of the 2005 Annual Meeting, each non-employee director who is elected at the Annual Meeting shall receive an option to purchase 1,000 shares of CBRL common stock at fair market value, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date, and a grant of 2,000 shares of restricted stock that vests in its entirety three years from the date of the grant.

Director compensation for 2007 remains in effect without modification, except that each year upon election/re-election to the Board of Directors, non-employees will receive an annual option to purchase 2,000 (instead of 1,000) shares of CBRL common stock, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date.

Mr. Woodhouse, our Chairman of the Board, President and Chief Executive Officer, is compensated pursuant to his employment agreement and certain benefit plans described below under “Executive Compensation” and received no additional benefits as a result of his service on the Board.

How often did the Board of Directors meet in 2006?

    Our Board of Directors met seven times during 2006. Each director attended at least 75% of the combined total of all meetings of the Board and all meetings of the committee(s) on which he or she served.

What are the committees of the Board?

Our Board has the following standing committees: Audit, Compensation and Stock Option, Nominating and Corporate Governance, Public Responsibility, and Executive. All members of the Audit, Compensation and Stock Option, and Nominating and Corporate Governance committees are independent under Nasdaq’s listing standards and our Corporate Governance Guidelines, and our Board has adopted a written charter for each of these committees.  A copy of each of these charters, as well as our Corporate Governance Guidelines, are posted on CBRL’s Internet website at cbrlgroup.com, and the Audit Committee Charter is also included as Appendix A to this Proxy Statement. Current information regarding all of our standing committees is set forth below.

Name of Committee & Members	Functions of the Committee	Number of Meetings in 2006

AUDIT: Robert C. Hilton, Chair Robert V. Dale Richard J. Dobkin Jimmie D. White
•     Appoints and oversees outside auditors
•  Acts as liaison between the Board and outside auditors
•  Discusses the independence of our outside auditors
•  Responsible for developing procedures to receive information and address complaints regarding the status of our financial condition and effectiveness of our internal controls or audit process
•  Reviews internal accounting controls and systems, including internal audit plan
•  Reviews results of the annual audit and related financial reports
•  Reviews quarterly earnings press releases and financial results
•  Reviews our significant accounting policies and any changes to those policies
•  Pre-approves new or renewal transactions between the
      Company and related parties and annually reviews and confirms on-going contractual or lease obligations with related parties
•  Sole authority to hire, terminate, and approve compensation for the Vice President, Internal Audit and

10

Name of Committee & Members	Functions of the Committee	Number of Meetings in 2006

            Loss Prevention
      •    Sole authority to hire, terminate and approve payments to the independent registered public accounting firm
      •    Determines financial expertise and continuing education
            requirements of members of the committee

COMPENSATION AND STOCK OPTION: Robert V. Dale, Chair James D. Carreker Charles E. Jones, Jr. Andrea M. Weiss	• Reviews and recommends salaries, bonuses and other cash compensation of executive officers • Administers compensation plans for executive officers, and approves all option grants and stock grants • Reviews executive management’s performance, particularly with respect to financial goals for the concluding fiscal year	9

NOMINATING AND CORPORATE GOVERNANCE: Robert V. Dale, Chair Charles E. Jones, Jr. Martha M. Mitchell Erik Vonk	• Considers and recommends to the Board nominees for director • Considers nominees recommended by shareholders in writing prior to the annual deadline for submission of shareholder proposals • Reviews and recommends changes to corporate governance policies and practices • Reviews and recommends candidates to serve on Board committees • Reviews annual Board self-assessment	3

PUBLIC RESPONSIBILITY: Martha M. Mitchell, Chair James D. Carreker B.F. “Jack” Lowery Andrea M. Weiss Jimmie D. White	• Oversees the Company’s corporate citizenship policies and activities and recommends to the Board policies and initiatives that will effectively position the Company with its various constituencies • Determines how public policies affect the Company and its various constituencies	2

Name of Committee & Members	Functions of the Committee	Number of Meetings in 2006

EXECUTIVE: Michael A. Woodhouse, Chair James D. Carreker Robert V. Dale Robert C. Hilton Charles E. Jones, Jr. B. F. “Jack” Lowery	• Meets at the call of the Chairman of the Board • Meets when the timing of certain actions makes it appropriate to convene the Committee rather than the entire Board • May carry out all functions and powers of the Board subject to certain exceptions under applicable law • Advises senior management regarding actions contemplated by CBRL whenever it is not convenient or appropriate to convene the entire Board	0

EXECUTIVE COMPENSATION

The following tables discuss the compensation earned during the last three fiscal years by our Chief Executive Officer and our four other most highly compensated executive officers as of the end of 2006. In addition, the table contains information on one executive who would have been included but for the fact that he was not an executive as of the end of 2006. We will refer to these officers as our “named executive officers,” or “NEOs”, throughout this document.

Summary Compensation Table
	Annual Compensation			Long-Term Compensation
Name and Principal Position in FY 2005	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options Granted (Shares)	All Other Compensation ($)(2)

Michael A. Woodhouse, Chairman, President and Chief Executive Officer	2006 2005 2004	937,500 867,235 800,000	-0-(3) 1,797,473 959,512	--(4) 4,891,250(4) --	145,330 78,652 90,347	2,719,170 338,653 562,128

Lawrence E. White, Senior Vice President, Finance and Chief Financial Officer	2006 2005 2004	425,000 390,000 360,000	-0-(3) 404,166 287,854	-- 498,300 --	24,202 12,135 25,000	633,060 63,543 100,357

N.B. Forrest Shoaf,(5) Senior Vice President and General Counsel	2006 2005 2004	309,000 93,182 --	-0-(3) 77,253 --	-- 283,206(6) --	14,664 7,000 --	577,820 4,858 --

Cyril J. Taylor,(7) President and Chief Operating Officer—Cracker Barrel Old Country Store, Inc.	2006 2005 2004	475,000 408,333 288,625	222,015 331,165 191,967	443,000(8) -- --	33,119 17,729 15,000	131,718 67,985 93,617

G. Thomas Vogel, President - Logan’s Roadhouse, Inc.	2006 2005 2004	375,000 299,231 250,000	219,804 363,000 208,000	-- -- 251,775	23,075 8,764 14,533	236,354 40,183 256,624

David L. Gilbert(9) Chief Administrative Officer—Cracker Barrel Old Country Store, Inc.	2006 2005 2004	364,000 350,000 335,000	136,945 255,679 251,816	364,165(10) -- --	17,403 26,292 20,000	78,670 53,741 111,518

(1)   Includes the dollar value of shares of restricted stock granted during the applicable fiscal year, excluding Mid-Term Incentive Retention Plan (“MTIRP”)
      awards denominated in shares (see Footnote 2). All restricted stock awards were valued at the closing price of CBRL Group, Inc. common stock on the applicable grant date. As of the end of 2006, the NEOs had holdings of unvested restricted stock as follows: Mr. Woodhouse, 142,871 shares valued at
            $4,630,449; Mr. White, 17,757 shares valued at $575,504; Mr. Shoaf, 7,594 shares valued at

$246,122; Mr. Taylor, 14,289 shares valued at $463,106; Mr. Vogel, 9,491 shares valued at $307,603 and Mr. Gilbert, 2,566 shares valued at $83,164. Values are based upon the closing market price on July 28, 2006 of $32.41. All restricted stock vests in greater than three years from the date of the grant date, with the exception of certain shares held by Mr. Woodhouse (see Footnote 4), Mr. Shoaf (see Footnote 6) and those granted to NEOs under the 2005 MTIRP that vest on August 3, 2007. Dividends are not paid on any unvested shares; however, dividends accrue to unvested shares of restricted stock granted under the MTIRP.

(2)
Amounts shown in this column for 2006 include awards granted under the 2005 and 2006 MTIRPs, interim share ownership awards, the 2006 Success Plan awards and certain insurance premiums and relocation expenses. The MTIRP awards cliff vest at the end of 2007 and 2008, respectively. The following amounts were accrued during 2006 for each of the NEOs: Mr. Woodhouse, $506,771; Mr. White, $78,500; Mr. Shoaf, $35,714; Mr. Taylor, $120,192; Mr. Vogel, $63,500 and Mr. Gilbert, $69,900 (this amount was forfeited by Mr. Gilbert upon his resignation (see Footnote 8)). Amounts accrued during 2006 for interim share ownership awards as outlined in the Ownership Incentive Plan were: Mr. Woodhouse, $45,374; Mr. White, $9,723; Mr. Shoaf, $3,321 and Mr. Vogel, $6,482.

    Amounts earned under the 2006 Success Plan represent awards for successful implementation of the Company’s 2006 “Dutch auction” tender offer and related $1.25 billion credit facility, or, in the case of Mr. Vogel, efforts undertaken in connection with the proposed Logan’s Roadhouse, Inc. divestiture. The following amounts, though earned during 2006, are not payable until six months after all conditions set forth in the 2006 Success Plan are satisfied: Mr. Woodhouse, $2,109,500; Mr. White, $526,000; Mr. Shoaf, $526,000 and Mr. Vogel, $152,900. Additionally, if and when the Logan’s Roadhouse, Inc. divestiture is completed, certain of the NEOs could earn up to the following additional amounts under the 2006 Success Plan: Mr. Woodhouse, $2,109,500; Mr. White, $526,000; Mr. Shoaf, $526,000 and Mr. Vogel, $691,100.

    Amounts shown in this column for 2006 for premiums paid on life and disability insurance are: Mr. Woodhouse, $16,500; Mr. White, $7,950; Mr. Shoaf, $7,071; Mr. Taylor, $4,950; Mr. Vogel, $7,071 and Mr. Gilbert, $4,550; and CBRL’s contributions to its 401(k) Employee Savings Plan and any non-qualified deferred compensation plan for each named executive officer in 2006. Also includes $13,472 in 2006 for moving expenses reimbursed to Mr. Vogel.

(3)
Messrs. Woodhouse, White and Shoaf received no bonus during 2006 because the strategic initiatives undertaken by the Company to increase shareholder value resulted in lower net income at the Company disqualifying each of them for their bonuses. Subsequent to the end of the fiscal year, the Compensation and Stock Option Committee determined that Messrs. Woodhouse, White and Shoaf should not have been adversely affected by implementing measures that were designed to and did result in substantial shareholder value. Accordingly, the Compensation and Stock Option Committee determined to pay these executives bonuses based upon what they would have earned had the Company’s earnings not been adversely affected by the implementation of these strategic initiatives as follows: Mr. Woodhouse, $1,232,315; Mr. White, $307,257 and Mr. Shoaf, $162,468. These bonuses will be reflected in the Summary Compensation Table in the proxy statement sent in connection with the 2007 Annual Meeting of Shareholders.

(4)
The restricted stock award made in 2005 consisted of 125,000 shares of restricted stock that vest 60% on September 15, 2008, 20% on September 15, 2009 and 20% on September 15, 2010, subject to achieving performance criteria relative to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent. Dividends will not be paid on any unvested shares. This award was terminated and a replacement award was made on July 27, 2006 of an equal number of shares vesting on the same schedule. The only change in the replacement award was to modify the performance criteria to reflect the potential divestiture of Logan’s Roadhouse, Inc. The value of the replacement award on the grant date was $4,067,500, which was less than its value when originally granted in 2005.

(5)	Mr. Shoaf joined the Company on April 11, 2005.
(6)	Represents 7,000 shares of restricted stock that vest 60% on April 11, 2008, 20% on April 11, 2009 and 20% on April 11, 2010. Dividends will not be paid on any unvested shares.
(7)	During 2004, Mr. Taylor served as Senior Vice President of Operations of Cracker Barrel Old Country Store, Inc. Mr. Taylor retired from the Company on July 28, 2006.
(8)
Represents 10,000 shares of restricted stock that were to cliff vest on March 16, 2011. Upon Mr. Taylor’s retirement from Cracker Barrel Old Country Store, Inc. on July 28, 2006, these shares were forfeited.

(9)	Mr. Gilbert resigned from the Company effective July 15, 2006.
(10)	Represents 10,525 shares of restricted stock that were to cliff vest on September 22, 2010. Upon Mr. Gilbert’s resignation, these shares were forfeited.

Option Grants In Last Fiscal Year
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Mr. Woodhouse	145,330	17.93%	$34.60	9/22/2015	$ 3,162,345	$ 8,014,003
Mr. White	24,202	2.99%	$34.60	9/22/2015	$ 526,630	$ 1,334,583
Mr. Shoaf	14,664	1.81%	$34.60	9/22/2015	$ 319,085	$ 808,624
Mr. Taylor	33,119	4.09%	$34.60	9/22/2015	$ 720,661	$ 1,826,297
Mr. Vogel	23,075	2.85%	$34.60	9/22/2015	$ 502,106	$ 1,272,436
Mr. Gilbert	17,403(3)	2.15%	$34.60	9/22/2015	$ 378,685	$ 959,662

(1)    The exercise price of the options granted equals the closing market price during normal trading hours of our common stock on the grant date. The options generally vest and become exercisable at a cumulative rate of 33-1/3% per year. All remaining options also vest upon a defined change in control of CBRL.
(2)    The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the option term using 5% and 10%
    appreciation rates from the price at the grant date (which is equal to the exercise price), as required by the SEC, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of CBRL’s stock price. Also, these values do not take into consideration any provisions for vesting over a period of years or termination of options following termination of employment.
(3)    Mr. Gilbert resigned from the Company effective July 15, 2006. Accordingly, 11,602 of these securities underlying the options granted to Mr. Gilbert in 2006 were forfeited effective September 30, 2006.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values
	# Shares Acquired Upon Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-The-Money Options at FY-End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Woodhouse	0	$ 0	627,486	227,880	$ 6,961,282	$0
Mr. White	0	$ 0	82,258	40,626	$ 716,135	$0
Mr. Shoaf	0	$ 0	2,334	19,330	$ 0	$0
Mr. Taylor	0	$ 0	59,275	49,938	$ 504,475	$0
Mr. Vogel	10,752	$ 51,995	0	32,832	$ 0	$0
Mr. Gilbert	0	$ 0	45,431	41,598	$ 206,039	$0

(1) Value realized is calculated based on the difference between the fair market value of the securities underlying the option and the exercise or base price of the options at exercise or fiscal year-end, respectively.
(2) The last trade of CBRL common stock, as reported by Nasdaq on July 28, 2006, was at $32.41. That price was used in calculating the value of unexercised options.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about our equity compensation plans as of July 28, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)

Equity compensation plans approved by security holders (1)	3,197,575	$27.07	2,241,128

Equity compensation plans not approved by security holders (2)	955,643	$29.63	0

Total	4,153,218	$27.66	2,241,128

(1)    These plans consist of our Amended and Restated Stock Option Plan, as amended; 1989 Stock Option Plan for Non-Employee Directors, as amended; and
       2002 Omnibus Incentive Compensation Plan, as amended.
(2)    This plan category consists of awards to non-officer employees under our 2000 Non-Executive Stock Option Plan.

Material features of the 2000 Non-Executive Stock Option Plan (the “Stock Option Plan”)

General.   The Stock Option Plan provides for the grant of stock options to non-officer employees. As of September 29, 2006, we have outstanding stock options under the Stock Option Plan for future exercise of 925,922 shares of our common stock. There are no shares of CBRL common stock reserved for future issuance under the Stock Option Plan.

Eligibility.   The persons eligible to participate in the Stock Option Plan as recipients of options are employees of the Company or any of its subsidiaries who are not officers or directors of the Company. In addition, any person who is a participant in the long-term incentive program is not eligible to participate in or receive options under the Stock Option Plan.

Option Price; Payment.   The option price per share is the fair market value of the Company’s common stock. From time to time the Compensation and Stock Option Committee selects, from among those who are eligible, the individuals to whom options are granted and determines the number of options to be granted. The date of the grant is determined by the date on which the option recommendation is approved or selection of an employee as a participant in any grant under the Stock Option Plan is made by the Compensation and Stock Option Committee.

Shares purchased by exercising an option must be paid in full by delivery to the Company of consideration equal to the product of each option price and the number of shares purchased, plus applicable taxes. The consideration must be paid in cash or by check. The option price may also be paid, at the discretion of the Board, by delivery of other shares of our common stock, subject to applicable holding periods, or any other consideration the Compensation and Stock Option Committee permits.

Term. Each option specifies the rate at which the option vests or becomes exercisable, which is in the discretion of the Compensation and Stock Option Committee. Each option expires at the end of a specified period, which shall not exceed 10 years. The option may expire earlier or even terminate if employment is terminated. The Stock Option Plan expired on July 29, 2005.

Do any named executive officers have employment agreements?

Yes. We have an employment agreement with Mr. Woodhouse.

What are the terms of Mr. Woodhouse’s employment agreement?

Under the agreement, Mr. Woodhouse serves as the Chief Executive Officer of the Company and also is required to hold either the title of Chairman or President. Unless extended or earlier terminated, the agreement will terminate on July 31, 2008. Beginning August 1, 2008, the agreement automatically will be extended for one-year terms on each annual anniversary of the effective date of the agreement unless either Mr. Woodhouse or the Company gives at least twelve months notice of that party’s intention to allow the agreement to expire at the next anniversary date. Additionally, in the event of a “change in control” (as defined below), the then existing term of the agreement is extended for two years.

Mr. Woodhouse’s employment agreement currently provides for the payment of an annual salary in the amount of $950,000, which may be increased from time to time as well as a target bonus potential of no less than 150% of Mr. Woodhouse’s base salary, subject to the satisfaction of such performance and other criteria as may be established by the Company’s Compensation and Stock Option Committee. The agreement originally provided for Mr. Woodhouse to receive a restricted stock grant of 125,000 shares, which would vest 60% on September 15, 2008, 20% on September 15, 2009, and 20% on September 15, 2010, subject to achieving performance criteria established by the Committee relative to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent (as defined in the agreement). However, this restricted stock award was terminated on July 27, 2006 and a replacement award was entered into. This replacement award is identical to the original grant, except that the performance criteria were modified to reflect the potential divestiture of Logan’s Roadhouse, Inc. The agreement also establishes bonus targets (as a percentage of base salary) for Mr. Woodhouse’s participation in the Company’s annual incentive and retention plans for officers, which plans are more fully described in the Compensation and Stock Option Committee Report.

In the event CBRL terminates Mr. Woodhouse’s employment without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the current term. Any unvested restricted stock granted to Mr. Woodhouse under the agreement will vest and become distributable. The agreement specifies that Mr. Woodhouse’s participation in

CBRL’s life, medical and disability insurance programs will continue if his employment is terminated by CBRL without “cause” for up to twenty-four months or the expiration of the term of the agreement, so long as he is not employed elsewhere and covered by that employer’s benefit plans. The agreement also describes rights to compensation if Mr. Woodhouse’s employment is terminated or suspended due to death, disability or “cause.” This agreement generally does not preclude Mr. Woodhouse from participating in any other CBRL benefit plan or arrangement.

In the event of a “change in control” (as defined below) and Mr. Woodhouse is terminated for reasons other than “cause,” the Company is required to pay Mr. Woodhouse, in addition to any amounts owed through the date of termination of employment, including a prorated portion of any then existing incentive or bonus plan applicable to Mr. Woodhouse, three times the sum of: (i) his average annual base salary for the three fiscal years prior to the termination; and (ii) the greater of: (x) his actual annual incentive bonus for the fiscal year immediately preceding the date of termination; or (y) his target bonus for the year in which the termination date falls. Also, the restricted stock grant vests and becomes distributable, subject to the achievement of performance goals through the end of the fiscal quarter prior to the date of termination. With respect to any unvested stock options that would have vested during the term of the agreement, the Company is required to pay Mr. Woodhouse an amount equal to the difference between the market value and the exercise price(s) of the shares subject to such options. Mr. Woodhouse’s participation in the life, medical and disability insurance programs of the Company continues for up to thirty-six months following termination of the agreement.

A “change in control” means any change in control reportable as required by the federal securities laws, but specifically including: (a) any person becoming a beneficial owner of 35% or more of the Company’s voting securities, unless that acquisition was approved or ratified by a vote of at least 2/3 of the members of the Company’s Board of Directors prior to the acquisition, (b) all or substantially all of the assets of the Company are sold or transferred, (c) shareholders approve a plan of liquidation or dissolution, or (d) a majority of the members of the Board of Directors change (unless approved by majority of those directors who were directors at the beginning of the term of the agreement).

The agreement contains certain business protection provisions that include a requirement that Mr. Woodhouse not disclose confidential information or trade secrets of the Company and a requirement that, during the term of the agreement and for two years following its termination, Mr. Woodhouse will neither solicit employees of the Company to leave their employment nor hold any position with any entity engaged wholly or in material part in the restaurant or retail business that is similar to that in which the Company or any of its affiliates is engaged.

Who negotiated the terms of Mr. Woodhouse’s employment agreement?

The terms were negotiated by the Compensation and Stock Option Committee and Mr. Woodhouse, each of whom were represented by separate independent legal counsel.

Does CBRL have any other agreements with its named executive officers?

Yes. On September 30, 1999, our Board of Directors approved a plan responding to change in control issues. The plan is based on recommendations from an independent, outside compensation consultant and is designed to encourage retention of key employees. Some of our senior officers, including some of the named executive officers, and other key personnel have been provided agreements stating that upon a “change in control,” they will receive specified salary payments and other benefits.

What are the material terms of the change in control agreements?

The change in control agreements provide that the named executive officers, other than Mr. Woodhouse, will receive specified benefits if after a “change in control” there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or (3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away from the location at the time of change in control. The salary payments will equal 2.00 or 2.99 times the average salary and bonus for the 3 years prior to a change in control (including, when required, a gross-up payment to cover excise taxes), and benefits will include continuation of and payments for health benefits for a 2-year period. The agreements define “change in control” to include certain circumstances in which a person becomes the beneficial owner of securities representing 20% or more of the combined voting power of our voting stock, a majority of our Board changes within a 2-year period, or we merge, consolidate or reorganize.

Has the Board adopted a code of ethics for senior financial officers?

The Board of Directors has adopted a code of ethics for its senior financial officers, as defined by SEC regulations, that applies to CBRL’s chief executive officer, chief financial officer, and chief accounting officer. This code of ethics is posted on CBRL’s Internet website at cbrlgroup.com. Any amendments to, or a waiver from, a provision of this code of ethics will be posted on CBRL’s Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Stock Option Committee has been an officer or employee of CBRL or any of our subsidiaries at any time, and no relationships exist requiring disclosure under applicable regulations of the SEC. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on our Board or on our Compensation and Stock Option Committee.

COMPENSATION AND STOCK OPTION
COMMITTEE REPORT

What is the Compensation and Stock Option Committee and what does it do?

    The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) establishes the salaries and other compensation of the Chairman and CEO, the other executive officers named in the Summary Compensation Table, and other selected senior executives of the Company. The Compensation Committee also is charged with the responsibility to review and approve the Company’s executive compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company. As it deems necessary, the Compensation Committee engages independent compensation consultants and counsel to advise the Compensation Committee on all matters related to CEO and other executive compensation. In 2006, an independent consultant was engaged for the purpose of conducting a competitive review of executive compensation, including long-term incentive compensation levels.

There were 9 meetings of the Compensation Committee in 2006, all of which involved executive sessions with no Company employees present.

Are the members of the committee “independent”?

    This committee is comprised of four directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines.

Has the committee adopted a Charter?

    On May 24, 2001, the Board of Directors adopted a Compensation and Stock Option Committee Charter to govern this committee. A copy of that Charter is posted on CBRL’s Internet website at cbrlgroup.com.

What is the philosophy and objective of executive compensation?

    The compensation program for executive officers is designed to:

•	Emphasize performance-based compensation;
•	Encourage strong financial performance by establishing aggressive goals and highly leveraged incentive programs; and
•	Encourage executive stock ownership and alignment with shareholder interests by providing a significant portion of compensation in CBRL common stock.

    The Compensation Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, it is the view of the Compensation Committee that the total compensation program for executive officers should consist primarily of the following:

•	Base Salaries;
•	Annual incentive awards; and
•	Long-term incentive compensation (e.g., stock options and restricted stock grants).
Base salaries are targeted to be competitive at the 60th percentile and total compensation generally is targeted to be competitive at the 75th percentile of the market for positions of similar responsibilities as determined by our independent outside compensation consultant. We consider it necessary and appropriate to position compensation packages at these levels to attract, retain and motivate executives and other key management personnel with the essential qualifications for managing our operations and growth.

Can you more fully describe the elements of executive compensation?

Base Salary. The 2006 salaries of the named executive officers are shown in the “Salary” column of the Summary Compensation Table. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the individual’s level of responsibility, performance and level of pay compared to Company peer group pay levels. Merit increases normally take effect on August 1st of each year. In setting the base salary for each executive officer, the Compensation Committee generally reviews the then-current salary for each of the officers in relation to average salaries within the industry for comparable areas of responsibility as presented in a report prepared for the Compensation Committee by its independent executive compensation consultant. The Compensation Committee also considers the contribution made by each executive officer during the prior fiscal year, as reported by the Chief Executive Officer, and the salary recommendations made by the Chief Executive Officer, based on information prepared by management, for the executive officers other than the Chief Executive Officer. Except for recommendations from management, the Compensation Committee employs procedures similar to those used for each of the other executive officers to determine the salary for the Chief Executive Officer.

Annual Incentive Awards. This Compensation Committee has continued, and will continue, the policy that the financial performance of CBRL should be a significant factor in rewarding our executive officers. In July of each year, this committee reviews the expected financial performance of CBRL for the concluding fiscal year and considers the internal budget established for the next fiscal year in setting certain financial goals and specific objective criteria for annual incentive awards for executives.

Annual incentive awards are determined as a percentage of each executive officer’s base salary. The Compensation Committee determines the performance measures and other terms and conditions of awards for executive officers covered under the Omnibus Plan. For 2006, the bonus targets for executive officers ranged from 80% to 200% of base salary depending on the officer’s position (200% for Mr. Woodhouse, 120% for Mr. Taylor, 110% for Mr. White, 100% for Messrs. Vogel and Gilbert, and 80% for Mr. Shoaf).

The 2006 annual incentive awards for the named executive officers are shown in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives.  Our long-term incentive program in effect in 2006 for executive officers was designed to recognize market effects on senior management compensation, to foster a long-term commitment to us and our subsidiaries, to encourage future performance that contributes to stock price appreciation, to align shareholder and executive long-term interest, and to provide a comprehensive method of compensating executive officers while balancing our costs. Our officers’ long-term incentive is comprised of two parts: a stock option and separate “Mid-Term Incentive Retention Plan Award” (“MTIRP Award”). MTIRP Awards consist of, at the election of the executive, either 50% restricted stock and 50% cash, or 100% restricted stock. In either case, the 2006 MTIRP Award vests at the end of 2008.

Stock Options.

In contrast to salary and bonus awards, which generally are for past effort and performance, annual stock options are intended to engender loyalty and commitment to CBRL and to encourage future performance that contributes to stock price appreciation. They generally are granted at an exercise price that is equal to the closing market price of CBRL common stock when the option is granted and, therefore, have no realizable value to the option holder until the stock trading price increases. The number of shares subject to the stock option under the long-term incentive program is determined first by determining a value that is equal to a participant’s target percentage times the participant’s applicable base salary times a performance factor based on degree of achievement of the Company’s or subsidiaries’, as applicable, 2006 performance relative to the Company’s or subsidiaries’, as applicable, 2006 annual plans. For 2006, the targets for executive officers ranged from 50% to 175% of base salary depending on the officer’s position (175% for Mr. Woodhouse, 87.5% for Mr. Taylor, 60% for Messrs. White, Vogel and Gilbert, and 50% for Mr. Shoaf). This value is divided by a generally accepted option valuation methodology to determine the number of stock options awarded (with a minimum award of 2,500 shares). These options are awarded after the 2006 Company performance is reviewed and certified by the Compensation Committee.

MTIRP Awards.

MTIRP Awards, issued under the 2006 Mid-Term Incentive Retention Plan, were comprised of restricted stock or restricted stock and cash and were awarded for achievement of certain pre-established goals consisting of revenue growth and return on average adjusted invested capital (as defined in the plan) during 2006 for the Company or its subsidiaries, as applicable. MTIRP Awards, while earned based on 2006 actual results, cliff vest at the end of 2008. Dividends on these shares of restricted stock accrue until vesting.

The MTIRP award is equal to a percentage of a participant’s 2006 base salary. The percentage varies depending on whether the target or maximum performance goal is satisfied. The minimum MTIRP Award is equal to 50% of a participant’s target percentage times a participant’s 2006 base salary. In 2006, only the minimum MTIRP Award was earned.

The 2006 long term annual incentive awards for the named executive officers are included in the “Securities Underlying Options Granted” and “All Other Compensation” columns of the Summary Compensation Table.

Does the Company provide any other compensation to named executive officers?

    Yes.  From time to time the Compensation Committee has deemed it appropriate to award restricted shares or additional options to individuals for hiring inducement, performance or retention purposes. Such awards for named executive officers are included in the “Restricted Stock Awards” and “Securities Underlying Options Granted” columns of the Summary Compensation Table.  Also, the 2006 Success Plan was adopted this past year in order to retain the services of certain key personnel, including certain named executive officers, during the implementation of the restructuring plan announced by the Company on March 16, 2006 and to reward those officers for achieving various degrees of success in the plan.

How is Mr. Woodhouse’s compensation determined?

The compensation of Mr. Woodhouse, our Chairman and CEO, generally is determined by the same method used with respect to our other executive officers. In mid 2005, however, the Compensation Committee determined that it wanted both to reward as well as to obligate Mr. Woodhouse with a new employment agreement, the terms of which are described in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee considered the advice of its independent compensation consultant in proposing the terms of Mr. Woodhouse’s agreement as well as reviewing the terms of the agreements of other similarly situated executives. The employment agreement was negotiated by the Compensation Committee with the assistance of independent outside counsel.

How are the limitations on deductibility of compensation handled?

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, unless certain requirements are met.  The Compensation Committee’s policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Code is to qualify such compensation for deductibility whenever practicable.  The Omnibus Plan was approved by the Company’s shareholders pursuant to the requirements of Section 162(m) of the Code so that certain awards earned under that plan will qualify for tax deduction by the Company when paid. The annual incentive awards and the long-term incentive program described above are established under the Omnibus Plan so that amounts paid or distributed thereunder generally are deductible. If, however, the Compensation Committee determines that the shareholders’ interests are best served by the implementation of compensation policies that are not deductible because of Section 162(m) limitations, CBRL policies do not restrict this committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

Does the Company have a Stock Ownership Program for executives?

Yes.  The Compensation Committee believes that nothing aligns the interests of executives with those of shareholders more than those executives owning substantial amounts of the Company’s stock. The Company maintains stock ownership guidelines for its executive officers and other executives (“Ownership Guidelines”). The Ownership Guidelines (posted on the Company’s website at cbrlgroup.com) set forth certain share ownership requirements that the Company’s executives are expected to attain over a five-year period.

The Compensation Committee, pursuant to the Omnibus Plan, established a plan (the “Ownership Incentive Plan”) to give incentives to executives to achieve specified progress toward the stock ownership levels under the Ownership Guidelines. Under the Ownership Incentive Plan, an executive will be awarded common stock in the amount of the greater of 100 shares or two percent (2%) of the number of shares specified in the Ownership Guidelines for such executive if the executive achieves certain specified progress each year during the five-year period toward the Ownership Guidelines. In future years, failure to achieve specified ongoing progress toward share ownership requirements would result in reduced stock option grants under the long-term incentive program. During 2006, the Compensation Committee determined that certain of the named executive officers had achieved the specified progress and, accordingly, were awarded shares under the Ownership Incentive Plan that are shown in the “All Other Compensation” column of the Summary Compensation Table.

Do you anticipate any major changes in 2007 in the way compensation is established?

No.  Although we receive regular advice from our independent consultants and counsel regarding trends in executive compensation, we currently expect the structure of the compensation for the Company’s executives in 2007 to be substantially similar to that in 2006.

Who has furnished this report?

This report on executive compensation has been furnished by the members of the Compensation and Stock Option Committee:

•	Robert V. Dale, Chair
•	James D. Carreker
•	Charles E. Jones
•	Andrea M. Weiss

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States securities laws require our executive officers, directors, and 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and with us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2006 and written representations by our directors, executive officers and 10% shareholders, each of such persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2006.

AUDIT COMMITTEE REPORT

What is the Audit Committee and what does it do?

The Audit Committee of the Board is responsible for providing independent, objective oversight and review of CBRL’s accounting functions and internal controls. The committee recommends to the Board that our audited financial statements be included in our annual report.

Are the members of the committee “independent”?

This committee is comprised of four directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines.

Is a member of the committee an “audit committee financial expert”?

The Board has determined that each of the members of the audit committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations.

Has the committee adopted a Charter?

On May 25, 2000, the Board of Directors adopted an Audit Committee Charter to govern this committee, and, on September 25, 2003, the Board of Directors approved amendments to that Charter to update it with respect to currently applicable laws and rules. A copy of that amended Charter is included as Appendix A to this Proxy Statement and also is posted on CBRL’s Internet website at cbrlgroup.com.

What steps did the committee take in recommending that our audited financial statements be included in our annual report?

In connection with recommending that our audited financial statements be included in our annual report, this committee took the following steps:

•
Discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist this committee in overseeing the financial reporting and disclosure process.

•	Discussed with our independent registered public accounting firm its independence and received written disclosures from our independent registered public accounting firm regarding independence as required under applicable independence standards for independent registered public accounting firms of public companies. In addition, this committee considered the compatibility of certain non-audit services with the independent registered public accounting firm’s independence. This discussion and disclosure informed this committee of the independent registered public accounting firm’s independence, and assisted this committee in evaluating that independence.

•
Reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheets as of July 28, 2006 and July 29, 2005 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended July 28, 2006, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Reviewed and pre-approved all permissible non-audit services currently planned for 2007 by our independent registered public accounting firm.

•	Reviewed and discussed CEO and CFO Certifications concerning the Company’s Form 10-K.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by this committee, including internal audit activities, this committee authorized these audited financial statements to be included in our Annual Report on Form 10-K.

What is the Audit Committee’s pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?

In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining independence as defined by applicable laws and regulations, the Audit Committee requires that all services provided and fees charged by the independent registered public accounting firm be pre-approved by the Audit Committee. The authority to grant any pre-approval sought by the Audit Committee during the time period between regularly scheduled Audit Committee meetings is delegated to the Chair of the Audit Committee. All of the services described below under the caption “Fees Paid to Auditors” that required pre-approval were pre-approved by the Audit Committee.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

•	Robert C. Hilton, Chair
•	Robert V. Dale
•	Richard J. Dobkin
•	Jimmie D. White

CERTAIN TRANSACTIONS

Except as disclosed under “Executive Compensation,” and except as set forth below, our executive officers, directors and director nominees did not have significant business relationships with us which would require disclosure under applicable SEC regulations and no other transactions requiring such disclosure are anticipated during 2007.

Through a subsidiary, we lease a restaurant property in Macon, Georgia from a limited partnership controlled by B. F. “Jack” Lowery, one of our directors. The annual rent is the greater of (i) 12% of the total initial cost of the land, buildings and improvements, or (ii) 5% of the total restaurant sales plus 3% of retail sales. The lease, which was originally entered into in 1981, expires on June 1, 2011 with one 10-year option remaining. During 2006, our subsidiary paid $191,205 in rent to the limited partnership.

We negotiated this transaction on an arms-length basis, and it was reviewed and approved by the Audit Committee. We believe that the transaction is fair and reasonable and that its terms are no less favorable than could be obtained from unaffiliated persons.

SHAREHOLDER RETURN
PERFORMANCE GRAPH

This graph compares the cumulative percentage change in the return on the shares of our common stock (assuming reinvestment of dividends) each year for the last five fiscal years with the Standard & Poor’s 400 MidCap Index and a Total Return Index comprised of all companies listed with Nasdaq with the same two-digit SIC (Standard Industrial Classification) code (58-Eating and Drinking Places) as CBRL. The data set forth in the chart below has been provided by Nasdaq.

	2001	2002	2003	2004	2005	2006
CBRL	100	138	184	173	205	169
NASDAQ (SIC Code 58)	100	115	146	204	241	248
S&P 400 MidCap	100	82	96	113	141	145

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows information for those who, as of October 16, 2006, were known by us to beneficially own more than 5% of our common stock. Percentage computations are based on 30,976,505 shares of our common stock outstanding as of September 29, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	5,169,379(1)	16.7%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,168,636(2)	7.0%
__________________________

(1)    Based solely on the Schedule 13G filed for the period ending December 31, 2005 by Barclays Global Investors, NA and what appear to be a number of its affiliates. Item 4 of the Schedule 13 reports total beneficial ownership of 5,169,379 shares, with sole voting power over 4,490,058 shares and sole investment power over 5,169,379 shares. Item 6 of the Schedule 13 reports that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.
(2)    Based solely on the Schedule 13G/A filed for the period ending December 30, 2005 by Wellington Management Company, LLP. Item 4 of the Schedule
            13G/A reports total beneficial ownership of 2,168,636 shares, with shared voting power over 1,903,536 shares and shared investment power over 2,168,636 shares. Item 6 of the Schedule 13G/A reports that the shares are owned of record by clients of Wellington Management Company, LLP as investment adviser. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

Security Ownership of Management

The following table shows how much of our common stock is owned, as of September 29, 2006, by all directors and named executive officers, and by all current directors and executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class

Michael A. Woodhouse........................................................................................................................................821,777		2.6%
Lawrence E. White..............................................................................................................................................114,514		*
N.B. Forrest Shoaf..................................................................................................................................................7,295		*
Cyril J. Taylor(2)....................................................................................................................................................81,231		*
G. Thomas Vogel..................................................................................................................................................16,513		*
David L. Gilbert(3).................................................................................................................................................71,363		*
James D. Carreker................................................................................................................................................10,334		*
Robert V. Dale......................................................................................................................................................79,750		*
Richard J. Dobkin......................................................................................................................................................334		*
Robert C. Hilton...................................................................................................................................................111,333		*
Charles E. Jones, Jr...............................................................................................................................................87,783		*
B. F. “Jack” Lowery............................................................................................................................................149,283		*
Martha M. Mitchell................................................................................................................................................50,920		*
Erik Vonk..................................................................................................................................................................334		*
Andrea M. Weiss....................................................................................................................................................5,334		*
Jimmie D. White....................................................................................................................................................22,737		*
All executive officers and directors as a group (20 persons)......................................................................................................................................1,652,196		5.1%
__________________________
*Less than one percent.

(1)    Includes the following number of restricted shares and shares subject to options exercisable by the named holders within 60 days:

Mr. Woodhouse.................................................................................732,263	Mr. Dobkin..............................................................................................334
Mr. White.........................................................................................102,705	Mr. Hilton..........................................................................................102,380
Mr. Shoaf.............................................................................................7,222	Mr. Jones............................................................................................77,068
Mr. Taylor..........................................................................................80,224	Mr. Lowery.......................................................................................133,004
Mr. Vogel...........................................................................................14,528	Ms. Mitchell........................................................................................49,756
Mr. Gilbert..........................................................................................66,663	Mr. Vonk................................................................................................334
Mr. Carreker........................................................................................8,667	Ms. Weiss.............................................................................................5,334
Mr. Dale.............................................................................................77,068	Mr. White...........................................................................................10,334
All executive officers and directors as a group (20 persons)....................................................................1,489,041

The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding CBRL common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

(2)    Mr. Taylor’s employment with the Company ended on July 28, 2006, and his share ownership reported in this table is accurate only as of that date.

(3)    Mr. Gilbert’s employment with the Company ended on July 15, 2006, and his share ownership reported in this table is accurate only as of that date.

PROPOSAL 2:
APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee retained as our independent registered public accounting firm?

The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

How long has Deloitte & Touche LLP served as our independent registered public accounting firm?

Deloitte & Touche LLP has served as our independent registered public accounting firm since 1972.

Will representatives of Deloitte & Touche LLP attend the Annual Meeting?

Representatives of Deloitte & Touche LLP have been requested to attend the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What happens if shareholders fail to approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?

If shareholders fail to approve the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of Deloitte & Touche LLP. Also, if the appointment of Deloitte & Touche LLP is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.

What does the Board of Directors recommend?

Our Board recommends that you vote FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year.

FEES PAID TO AUDITORS

What fees have been paid to the independent registered public accounting firm during the last two years?

The following table sets forth certain fees billed to CBRL by Deloitte & Touche LLP in connection with various services provided to us throughout fiscal year 2006 and fiscal year 2005.

Service	Aggregate Fees Billed for FY 2006 ($)	Aggregate Fees Billed for FY 2005 ($)

Audit Fees(1)	$1,218,816	$1,156,169
Audit-Related Fees(2)	1,079,006	31,051
Tax Fees(3)	711,085	1,014,265
All Other Fees(4)	3,000	3,000
Total Fees	$3,011,907	$2,204,485

(1)    Represents aggregate fees for professional services rendered for: the audit of our consolidated financial statements contained in our Annual Reports on Form
      10-K for 2006 ($722,630) and 2005 ($370,012); reviews of our consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the first three quarters of 2006 ($121,328) and 2005 ($75,575); attestation report on management’s assessment of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404 for 2006 ($374,858) and 2005 ($593,782); review of our internal control documentation for our assessment of internal control as required by the Sarbanes-Oxley Act of 2002, Section 404 during 2005 ($41,013); the issuance of consents during 2005 ($4,500); and review of documents filed with the SEC during 2005 ($71,287).

(2)    Represents aggregate fees for professional services rendered for: the stand-alone audit of the Company’s wholly-owned subsidiary, Logan’s Roadhouse, Inc.
            for fiscal years 2003-2005 conducted during for 2006 ($1,079,006); the audit of the Company’s retirement savings plan for 2005 ($18,033); permitted Sarbanes-
            Oxley Act of 2002, Section 404 advisory services during 2005 ($9,839); and permitted financial accounting and reporting consultations during the fiscal year ended 2005 ($3,179).

(3)    Represents aggregate fees for tax services rendered for tax authority examination support, consulting and compliance for 2006 ($125,713, $96,666, and
      $488,706, respectively) and 2005 ($146,531, $427,300, and $440,434, respectively).

(4)    Represents aggregate expenses for licenses to access financial accounting technical database.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

To be considered for inclusion in our proxy materials relating to the 2007 Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than June 29, 2007. In addition, if we are not notified of a shareholder proposal by September 12, 2007, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2007 Annual Meeting of Shareholders. Shareholder proposals should be mailed to Corporate Secretary, CBRL Group, Inc., P. O. Box 787, Lebanon, Tennessee 37088-0787.

SHAREHOLDER COMMUNICATIONS

Our Board provides a process for shareholders to send communications to the Board. All correspondence addressed to the Board of Directors or to one or more members of the Board of Directors should be sent to: CBRL Group, Inc., c/o Corporate Secretary, P. O. Box 787, Lebanon, TN, 37088-0787, or e-mail at forrest.shoaf@cbrlgroup.com, or via fax at (615) 443-9818, or website communication on the Investor Relations section of our website located at cbrlgroup.com.

All correspondence received by the Corporate Secretary will be promptly acknowledged and reviewed by the Corporate Secretary, who will determine whether the correspondence should be forwarded immediately to the Board of Directors or any member of the Board of Directors or whether the correspondence should be presented to the Board of Directors at its next regular meeting. The Corporate Secretary will consult with the chair of the Nominating and Corporate Governance Committee if there is a question concerning the need for immediate review by the Board of Directors or by any member of the Board of Directors.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our Annual Report to Shareholders for fiscal year 2005 is being mailed to each shareholder with this Proxy Statement. A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices: CBRL Group, Inc., Attention: Investor Relations, P. O. Box 787, Lebanon, Tennessee 37088-0787. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at cbrlgroup.com.

OTHER BUSINESS

Our management is not aware of any other matters to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

                                Appendix A
                                Audit Committee Charter

CBRL GROUP, INC.
AUDIT COMMITTEE CHARTER

1.    BACKGROUND.

Pursuant to Section 48-18-206 of the Tennessee Business Corporation Act, and subject to the specific provisions of the corporation’s Bylaws, the Board of Directors (the “Board”) of CBRL Group, Inc. (the “Company”) may create one or more committees and each committee may consist of one or more members. All members of committees of the Board of Directors which exercise the powers of the Board must be members of the Board, and they serve at the pleasure of the Board of Directors.

2.    ORGANIZATION.

There shall be a committee of the Board known as the Audit Committee. The Audit Committee shall consist of not less than 3 directors all of whom are “independent.” In order to be considered independent, a member of the Audit Committee may not accept any consulting, advisory, or other compensatory fee from the Company, may not be affiliated with the Company or any subsidiary, and must meet the “independence” definition set forth by the stock exchange on which the Company’s stock is traded. All members of the Audit Committee shall be able to read and understand fundamental financial statements at the time of their appointment, and at least one member of the Audit Committee shall possess accounting or related financial management experience or professional expertise and shall be designated the “audit committee financial expert,” in accordance with Securities and Exchange Commission (“SEC”) regulations. The Board shall appoint the Audit Committee members and its Chairperson, on recommendation of the Nominating and Corporate Governance Committee, and the Board shall review the appointments annually. The Audit Committee shall operate in accordance with the Bylaws of the Company.

3.    PURPOSE.

 3.01    Oversight and Liaison. The Audit Committee shall engage in oversight of the Company’s financial reporting and internal controls. The Audit Committee acts as the Board’s liaison with the Company’s outside auditors in order to assist Board oversight of: (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications, independence, and performance of independent accountants, and (d) the performance and direction of the Company’s internal audit function. In discharging its responsibilities, the Audit Committee shall have direct access to the Company’s financial, legal and other advisors and staff. The Audit Committee shall also maintain open communications among the Board, the Company’s independent and internal auditors, and Company management.

 3.02    Limited Scope. This Charter is not intended to, and it does not, impose on the Audit Committee any duties other than those required by applicable law and regulations and applicable stock exchange rules. Absent such specific rules, it is not the Audit Committee’s role or duty to conduct audits, or to otherwise act in the role of independent auditors.

4.    POWERS.

The Audit Committee has the authority to gather any information appropriate in fulfilling its responsibilities, and it has direct access to the independent auditors as well as all Company personnel. The Audit Committee is responsible for the appointment, retention, compensation, evaluation and termination of the Company’s independent auditors. The Audit Committee also has the power and authority to engage, as the Audit Committee considers necessary in the performance of its duties, and at the Company’s expense, legal counsel or other consultants, experts or advisors to assist the Committee and to conduct independent investigations.

5.    MEETINGS.

The Audit Committee shall meet at least 5 times annually, or more frequently when appropriate or necessary. The Committee Chairperson shall prepare or approve an agenda in advance of each meeting. The Audit Committee will also periodically meet separately with management, with internal auditors and with independent auditors. In addition, the Audit Committee should communicate with management and the independent auditors quarterly to discuss the Company’ s financial statements and any significant findings based upon the auditors’ limited review procedures.

6.    AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES.

When appropriate, the Audit Committee will, without limitation to the listed matters, engage in the following activities:

a.      Review Procedures.

(1)    Submit the Charter to the Board of Directors for approval, and review and reassess the adequacy of this Charter at least annually. Include the Charter as an appendix to the Company’s proxy statement at least every 3 years, in accordance with applicable SEC rules.

(2)    Review the Company’s annual audited financial statements and discuss with management and the independent auditors all significant issues regarding accounting principles, practices and judgments, prior to filing or distribution of those statements. Specifically, review the results of each audit, including the independent auditors’ opinion, any related management letter, management’s responses to recommendations made by the independent auditors in connection with the audit, reports submitted to the Committee by the internal audit department that are material to the Company as a whole, and management’s responses to the those reports. Recommend to the Board of Directors whether or not the audited financial statements should be included in the Company’s annual report on Form 10-K.

(3)    Require the independent auditors to perform timely reviews of the Company’s quarterly financial results prior to the release of earnings, and discuss the Company’s annual and quarterly financial statements with management and the independent auditors prior to filing or distribution.

(4)    Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting, and discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61.

(5)    Review, through the independent auditors, periodic filings with the SEC; specifically, review Management’s Discussion and Analysis before publication in the annual and quarterly reports, and review the Statement of Management’s Responsibility for Financial Statements, and the required CEO and CFO certifications, as signed by senior management and included in any published document.

b.     Independent Auditors.

(1)    The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee, or a designated member of the Audit Committee, shall pre-approve all auditing services and non-audit services as set forth in the Securities Exchange Act of 1934. The Audit Committee shall insure that the independent auditors provide only services that are permitted by applicable law, regulations or the rules of the stock exchange that lists the Company’s capital stock. The Audit Committee shall review and approve the terms of engagement and the fees and other significant compensation to be paid to the independent auditors. The Audit Committee shall also review the independence and performance of the auditors and annually approve the appointment of the independent auditors, or approve any discharge of auditors.

(2)    On an annual basis, the Audit Committee should review and discuss with the independent auditors the written independence disclosures required by Independence Standards Board Statement No. 1 and the auditors’ independence, including all significant relationships they have with the Company that could impair their independence.

(3)    Meet with the independent auditors and financial management of the Company during the planning of each annual audit to review the audit plan and to discuss the scope of the audit, staffing, locations, reliance upon management, and the internal and general audit procedures to be used, and accounting principles and practices to be followed when preparing the Company’s financial statements.

(4)    Periodically, or when necessary or appropriate, meet with the internal and independent auditors without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

(5)    In consultation with the Company’s independent auditors and the senior internal audit executive, review and consider the adequacy and effectiveness of the Company’s internal accounting and financial controls in order to ensure that these controls are designed to provide reasonable assurance that the Company’s publicly reported financial statements are presented fairly and in conformity with generally accepted accounting principles. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

(6)    Review with the independent auditor any audit problems or difficulties with management’s response to those problems or difficulties.

(7)    Ensure that Company hiring policies with respect to employees or former employees (or their relatives) of the independent auditors comply with applicable rules designed to avoid conflicts of interest.

c.      Internal Audit and Legal Compliance.

(1)    Review the appointment, performance and termination or replacement of the Company’s senior internal audit executive.

(2)    Review the internal audit function of the Company, including the independence and authority of its participants and their reporting obligations, the proposed internal audit plans for the coming year, and the coordination of those plans with the external audit.

(3)    Receive, at least annually, a summary of findings from completed internal audits and an internal audit progress report, with explanations for any deviations from the original plan, and review significant reports prepared by the internal audit department, together with management’s responses and follow-up to the reports.

(4)    Whenever appropriate, at least annually, review with the Company’s legal counsel any inquiries received from regulators or governmental agencies and any legal matters or proceedings that could have a significant impact on the Company’s financial statements or its compliance with applicable laws and regulations.

d.      Other Duties.

(1)    Report annually through the Board to the shareholders, in the Company’s annual proxy statement, the existence of the Audit Committee, the responsibilities assigned to it by the Board, the independence of its members and the manner in which the Committee has fulfilled its duties, as required by the SEC.

(2)    Review and pre-approve directors’ and officers’ related-party transactions, and annually review a summary of directors’ and officers’ related- party transactions and potential conflicts of interest, and review policies and procedures, as well as any specific audit results, associated with directors’ and officers’ expense accounts and perquisites.

(3)    Review the procedures established to monitor compliance by the Company with any loan and indenture covenants and restrictions.

(4)    Maintain minutes of meetings and periodically report to the Board of Directors on significant Audit Committee activities.

(5)    Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and establish procedures for confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(6)    Review earnings press releases before such information is released.

(7)    Review policies with respect to risk assessment and risk management.

(8)    Report regularly to the Board of Directors.

7.    EFFECTIVE DATE AND CHARTER AMENDMENTS.

This Charter is effective as of the date it is adopted by the Board, and it will remain in effect until modified, superseded or cancelled by appropriate Board action. This Charter may be amended at any time by the Board in accordance with the Charter and Bylaws of the Company and applicable law.

Effective Date: September 25, 2003

                                Appendix B
                                Form of Proxy Card

[CBRL GROUP, INC. LOGO]                                [SCAN SHEET BAR CODE]

                                                                          000004

                                                                                                  Least Address Line
MR A. SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4	000000000.000 ext
ADD 5	000000000.000 ext
ADD 6

[SCAN SHEET BAR CODE]                                                                                                                                 [SCAN SHEET BAR CODE]

                                                            [   ]   Mark this box with an X if you have made changes to your name or address details above.

     Annual Meeting Proxy Card

                                      PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A.    Election of Directors
The Board of Directors recommends a vote "FOR" the listed nominees.
1.  TO ELECT DIRECTORS:

01 - James D. Carreker, 02 - Robert V. Dale, - 03 - Richard J. Dobkin, 04 - Robert C. Hilton,
05 - Charles E. Jones, Jr., 06 - B.F. "Jack" Lowery, 07 - Martha M. Mitchell, 08 - Erik Vonk,
09 - Andrea M. Weiss, 10 - Jimmie D. White, 11 - Michael A. Woodhouse

[ ] To Vote FOR All Nominees [ ] To WITHOLD Vote From All Nominees	01 - [ ] 02 - [ ] 03 - [ ] 04 - [ ]

[ ] For All Except - To withhold a vote for a specific nominee, mark this box with an X and	05 - [ ] 06 - [ ] 07 - [ ] 08 - [ ]
the appropriately numbered box to the right from the list above.
09 - [ ] 10 - [ ] 11 - [ ]

B.    Issues
The Board of Directors recommends a vote "FOR" the following proposal.
                                            For    Against    Abstain
2.  TO APPROVE THE SELECTION OF DELOITTE &                  [   ]             [   ]                [   ]    3.  IN THEIR DISCRETION, TO TRANSACT
        TOUCHE LLP AS THE COMPANY'S INDEPENDENT                                     ALL OTHER BUSINESS, INCLUDING A
        REGISTERED PUBLIC ACCOUNTING FIRM FOR                                                                              VOTE TO ADJOURN THE MEETING,
        FISCAL YEAR 2007.                                                                                                                                THAT IS PROPERLY BROUGHT BEFORE
                                                THE MEETING OR ANY ADJOURNMENT
                                                                                                                                                                           OF THE MEETING.

C.    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as your name appears at left.  If registered in the name of two or more persons, each should sign.  Executors, administrators, trustees, guardians, attorneys and corporate officers should show their full titles.

Date (mm/dd/yyyy)                 Signature 1 - Please keep signature within the box        Signature 2 - Please keep signature within the box
[ __ __/__ __/__ __ __ __]            [_____________________________________]                   [_____________________________________]

Proxy - CBRL GROUP, INC.

Proxy Solicited by and on behalf of the Board of Directors for the
Annual Meeting of Shareholders to be held on Tuesday, November 28, 2006.

The undersigned hereby appoints Michael A. Woodhouse and N.B. Forrest Shoaf, and each of them, as proxies, with full power of substitution, to vole all shares of the undersigned as snown below on this proxy at the Annual Meeting of Shareholders of CBRL Group, Inc. to be held at the Company’s offices located at 305 Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 28, 2006, at 10:00 am., Central Time, and at any adjoumments of that meeting.

Your shares will be voted in accordance with your instiuctions. If no choIce is specified, shares will be voted FOR all nominees in the election of directors and FOR approval of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

PLEASE SIGN HERE AND RETURN PROMPTLY

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy you may choose one of the two voting methods outlined below to vote your proxy.
To vote using the Telephone (within U.S. and Canada)                        To vote using the Internet

•   Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on                        •     Go to the following web site:
     a touch tone telephone, There is NO CHARGE to you for the call                                                     WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•  Follow the simple instructions provided by the recorded message.                  • Enter the information requested on your computer
                                                                screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone of the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the internet must be received by 1:00 a.m., Central Time, on November 28, 2006.
THANK YOU FOR VOTING